                                 PROMISSORY NOTE


Date:  October 16, 1998                           Maturity Date:  June 1, 1999

Amount:  $200,000.00

================================================================================
Lender:                                        Borrower:

Joan L. Fitterling, as Trustee, or her         Medical Technology Systems, Inc.
successor in Trust of the Joan L.              12920 Automobile Boulevard
Fitterling Revocable Trust dated               Clearwater, Florida  33762
August 15, 1995
358 Bahia Vista Drive
Indian Rocks Beach, FL  33785

================================================================================

FOR VALUE RECEIVED, the undersigned Borrower unconditionally (and jointly and severally, if more than one) promises to pay to the order of the Lender, its successors and assigns, without setoff, at its offices indicated at the beginning of this Note, or at such other place as may be designated by the Lender, the principal amount of Two Hundred Thousand and No/100 Dollars ($200,000.00), or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.

1. Rate

     Fixed Rate. The Rate shall be fixed at twelve percent (12.0%) per annum.

     Notwithstanding any provision of this Note, the Lender does not intend to charge and the Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by the applicable law of the State of Florida; if any higher rate ceiling is lawful, then that higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Lender.

2. Accrual Method. Unless otherwise indicated, interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

3. Payment Schedule. Interest only payments shall be made commencing one month from the date hereof and continuing on the same day of each succeeding month until June 1, 1999, at which time the principal and all accrued interest shall be due and payable. The maturity date of this Note shall be automatically extended from June 1, 1999 to September 1, 1999 if the Borrower satisfies all of the terms and conditions of a Loan Agreement of even date herewith between the Borrower and the Lender. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other documents executed in connection with this Note, then to interest due and payable, with the balance being applied to principal, or in such other order as the Lender shall determine at its option. Any payments made by check which are returned for insufficient funds shall be subject to a $30.00 returned check charge, or such higher amount as provided by law. Any returned check shall constitute a default hereunder, notwithstanding any previous waiver of such default. The Lender reserves the right to require cashier's checks for any future payments the return of any check for insufficient funds.

4. Waivers, Consents and Covenants. The Borrower, any endorser or guarantor hereof, or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note, or any other documents executed in connection with this Note or any other note or other loan documents now or hereafter executed in connection with any obligation of the Borrower to the Lender (the "Loan Documents"); (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by the Lender of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of the Lender, or any indulgence shown by the Lender (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by the Lender shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by the Lender of, or otherwise affect, any of the Lender's rights under this Note, under any endorsement or guaranty of this Note or under any of the Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any endorsement or guaranty hereof and/or the enforcement or defense of the Lender's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's and paralegal's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

5. Indemnification. Obligors agree to promptly pay, indemnify and hold the Lender harmless from all state and federal taxes of any kind and other liabilities with respect to or resulting from the execution and/or delivery of this Note or any advances pursuant to this Note. If this Note has a revolving feature and is secured by a mortgage, Obligors expressly consent to the deduction of any applicable taxes from each taxable advance extended by the Lender.

6. Prepayments. Prepayments may be made in whole or in part at any time without premium or penalty. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as the Lender shall determine in its sole discretion.

7. Events of Default. The following are events of default hereunder: (a) the failure to pay any obligation, liability or indebtedness of any Obligor to the Lender, whether under this Note or any Loan Documents, as and when due (whether at maturity or by acceleration); (b) the failure to perform any other obligation, liability or indebtedness of any Obligor to the Lender, which failure is not cured within fifteen (15) days from the date on which the Lender provides the Borrower written notice of such failure to the extent that default any such default can be cured by the Borrower; (c) the commencement of a proceeding against any Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity; (d) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor; (e) the determination by the Lender that any representation or warranty made to the Lender by any Obligor in any Loan Documents or otherwise or in any financial statement or financial information submitted to the Lender by the Borrower is or was, when it was made, untrue or materially misleading; (f) the entry of a judgment against any Obligor in excess of $50,000.00, which judgment is not satisfied or bonded off within thirty (30) days from the date of entry of the judgment; (g) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment which writ relates to any damage in excess of $50,000.00 and which writ is not dismissed within thirty (30) days from the date of issuance of any such writ; or (h) the failure of the Borrower's business to comply in any material respect with any law or regulation controlling its operation.

8. Remedies upon Default. Whenever there is a default under this Note (a) the entire balance outstanding hereunder and all other obligations of any Obligor to the Lender (however acquired or evidenced) shall, at the option of the Lender, become immediately due and payable and any obligation of the Lender to permit further borrowing under this Note shall immediately cease and terminate; (b) to the extent permitted by law, the Rate of interest on the unpaid principal shall be increased at the Lender's discretion up to the maximum rate allowed by law, or if none, 18% per annum (the "Default Rate"); (c) the warrant to purchase 800,000 shares of the common stock, par value $.01 per share, of the Borrower at a price of $.05 per share (the "Warrant"), attached to the Note as Exhibit A, will become exercisable for up to ten years or until such time as the Borrower cures the default by paying to the Lender the entire balance outstanding hereunder in which case the Warrant will terminate (if the Borrower cures the default within six months after the Lender exercises the Warrant, the Borrower will be entitled to repurchase the common stock purchased by the Lender at the Lender's purchase price as defined in the Warrant); and (d) to the extent permitted by law, a delinquency charge may be imposed in the amount of 5% of the outstanding balance for each day any payment is in default for more than 5 days. The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving the Obligors a right to cure any default. At the Lender's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon a default under this Note, the Lender is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as will any money, instruments, securities, documents, chattel paper, credits, claims, demands, income andy any other property, rights and interests of any Obligor), which at any time shall come into the possession or custody or under the control of the Lender or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, the Lender shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity. Any judgment rendered on this Note shall bear interest at the highest rate of interest permitted pursuant to Chapter 687, Florida Statutes.

9. Non-waiver. The failure at any time of the Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of the Lender shall be cumulative and may be pursued singly, successively or together, at the option of the Lender. The acceptance by the Lender of any partial payment shall not constitute a waiver of any default or of any of the Lender's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by the Lender unless the same shall be in writing, duly signed on behalf of the Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of the Lender or the obligations of Obligors to the Lender in any other respect at any other time.

10. Applicable Law, Venue and Jurisdiction. This Note and the rights and obligations of the Borrower and the Lender shall be governed by and interpreted in accordance with the law of the State of Florida. In any litigation in connection with or to enforce this Note or any endorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Florida or the United States located within the State of Florida and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent the Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law. The interest rate charged on this Note is authorized by Chapter 655, Florida Statutes and Section 687.12, Florida Statutes.

11. Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

12. Binding Effect. This Note shall be binding upon and inure to the benefit of the Borrower, Obligors and the Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of the Borrower or Obligors hereunder can be assigned without prior written consent of the Lender.

13. Controlling Document. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

14. WAIVER OF JURY TRIAL. AFTER CONSULTING WITH COUNSEL AND CAREFUL CONSIDERATION, THE BORROWER AND THE LENDER (BY ITS ACCEPTANCE HEREOF) KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS NOTE OR THE LOAN DOCUMENTS, OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF THE BORROWER OR THE LENDER. THIS WAIVER IS A MATERIAL INDUCEMENT TO THE LENDER'S ACCEPTANCE OF THIS NOTE. The Borrower represents to the Lender that the proceeds of this loan are to be used primarily for business. The Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note and hereby executes this Note under seal as of the date here above written.

NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

If this Note is secured by a mortgage on real property, documentary stamp taxes have been paid and affixed to the mortgage.

EXECUTION DATE:  October 16, 1998


                                     BORROWER:

                                     MEDICAL TECHNOLOGY SYSTEMS, INC.

                                     By:_______________________________________
                                        Todd E. Siegel
                                        President